Exhibit 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                                 CONTACT:

Tremont Corporation                                    Mark A. Wallace
1999 Broadway, Suite 4300                              Vice President and
Denver, Colorado 80202                                   Chief Financial Officer
                                                       (303) 296-5615


                     TREMONT REPORTS SECOND QUARTER RESULTS

         DENVER,  COLORADO . . . July 25, 2000 . . . Tremont  Corporation (NYSE:
TRE) reported net income for the second quarter of 2000 of $5.1 million, or $.80 per diluted share, compared to net income of $12.5 million, or $1.93 per diluted share, for the same quarter in 1999. The Company's income for the 2000 quarter included its 20% equity in NL Industries, whose results included a $27.5 million net-of-tax gain from an insurance settlement, discussed below, representing income to Tremont of $.54 per diluted share. NL's 1999 results included a $90 million tax benefit, representing income to Tremont of $1.70 per diluted share.

         The Company's equity in earnings of 39%-owned TIMET was a loss of $2.1 million in the second quarter of 2000 compared to a loss of $.7 million in the second quarter of 1999. TIMET reported a second quarter net loss of $9.5 million in 2000 compared to a net loss of $2.5 million in the second quarter of 1999. TIMET's sales of $108.8 million in the second quarter of 2000 were 15% lower than the year-ago period. This resulted principally from a 10% decline in average mill product selling prices offset by a 3% increase in sales volume. Ingot and slab sales volume increased 34% from year-ago levels, while average selling prices declined 4%. As compared to the first quarter of 2000, TIMET's mill product sales volume in the second quarter of 2000 increased 7%, while average selling prices decreased 6%. Ingot and slab sales volume in the second quarter of 2000 increased 53% compared to the first quarter of 2000, while average selling prices decreased 4%.

         The Company's equity in earnings of 20%-owned NL Industries was $11.9 million in the second quarter of 2000 compared to $21.4 million for the same quarter of 1999. NL Industries reported net income of $63.4 million in the second quarter of 2000 compared to net income of $111.8 million in 1999. Excluding the 2000 settlement gain and 1999 income tax benefit, NL's net income in the first half of 2000 was $59.6 million, up 66% from $35.8 million in the first half of 1999. Operating income of NL's titanium dioxide pigments business increased 42% to $62.7 million in the second quarter of 2000 compared to $44.1 million in the second quarter of 1999. NL's improved operating income is primarily due to higher average selling prices in billing currencies and record sales volume, partially offset by a second quarter 1999 $5.3 million currency exchange transaction gain. Second-quarter operating income improved 36% over the $46.2 million in the first quarter of 2000 on strong economic fundamentals resulting in 3% higher average selling prices in billing currencies, 9% higher sales volume and 4% higher production volume. NL's second quarter 2000 income includes a $43 million pre-tax net gain from a June 2000 settlement with one of NL's two principal former insurance carriers. The settlement ends a court proceeding against the carrier that NL initiated to seek reimbursement for legal defense expenditures and indemnity coverage for certain of its environmental remediation expenditures.

         The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's effective tax rate for the second quarter of 2000 varies from the expected tax rate because the Company is not recognizing deferred tax benefits with respect to its equity in losses of TIMET.

         Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the titanium dioxide pigments business, conducted through NL, and in real estate development, conducted through The Landwell Company.


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                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                                      Quarters Ended                    Six Months Ended
                                                                         June 30,                           June 30,
                                                              -------------------------------     -----------------------------
                                                                  1999              2000              1999            2000
                                                                  ----              ----              ----            ----

Equity in earnings (loss) of:
      TIMET                                                     $    (.7)        $   (2.1)          $  (1.9)        $   (6.1)
      NL Industries                                                 21.4             11.9              23.2             15.8
      Other                                                          (.1)               -                .6               .3
                                                              --------------    -------------     -------------    ------------
                                                                    20.6              9.8              21.9             10.0
Corporate expenses, net                                               .6               .7               1.3              1.3
Interest expense                                                      .2               .3                .4               .6
                                                              --------------    -------------     -------------    ------------

      Income before taxes and minority interest                     19.8              8.8              20.2              8.1

Income tax expense                                                   7.3              3.7               7.2              4.5
Minority interest                                                    -                -                  .2               .1
                                                              --------------    -------------     -------------    ------------

      Income before extraordinary item                              12.5              5.1              12.8              3.5

Equity in extraordinary loss of TIMET- early
    extinguishment of debt                                             -                -                 -              (.3)
                                                              --------------    -------------     -------------    ------------

      Net income                                                $   12.5         $    5.1           $  12.8          $   3.2
                                                              ==============    =============     =============    ============

Earnings per share:
      Before extraordinary item:
         Basic                                                  $  1.95          $   0.81           $  2.00          $  0.56
         Diluted                                                $  1.93          $   0.80           $  1.98          $  0.55
      Net income:
         Basic                                                  $  1.95          $   0.81           $  2.00          $  0.50
         Diluted                                                $  1.93          $   0.80           $  1.98          $  0.50

Weighted average shares outstanding:
      Common shares                                                 6.4               6.3               6.4              6.3
      Diluted shares                                                6.4               6.3               6.5              6.4
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